Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lender Processing Services, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-152177) on Form S-8 of Lender Processing Services, Inc. of our report dated February 23, 2010, with respect to the consolidated balance sheets of Lender Processing Services, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Lender Processing Services, Inc.
Our report on the consolidated financial statements dated February 23, 2010 contains an explanatory paragraph that states that the Company completed its spin-off from Fidelity National Information Services, Inc. on July 2, 2008.
/s/ KPMG LLP
February 23, 2010
Jacksonville, Florida
Certified Public Accountants